Exhibit 99.1

FOR IMMEDIATE RELEASE
November 4, 2002

Kitty Hawk, Inc. Announces
The Election of Robert W. Zoller, Jr. as President,
Chief Executive Officer and Director

DALLAS – November 4, 2002 — Kitty Hawk, Inc. (Pink Sheets: KTHKV.PK) Robert W. Zoller, Jr. has been elected President, Chief Executive Officer and a Director of the Company effective immediately.

Mr. Zoller is currently a Principal and Founder of International Management Solutions, LLC, a West Palm Beach, Florida based strategic planning and “corporate turn-around” consulting practice. Mr. Zoller’s career has included previous airline industry assignments such as: President & Chief Operating Officer of Hawaiian Airlines, Inc.; Sr. Vice President Maintenance & Engineering AirTran Airways, Inc.; Vice President Operations, American Airlines/AMR Eagle; and Director Flight Operations, Pacific Southwest Airlines, Inc. In addition to work in commercial aviation, Mr. Zoller has held accounting and financial planning management positions with General Dynamics, Inc. and NCR, Inc.

In nominating Mr. Zoller for Board approval, Myron Kaplan, Chairman of the Board’s Search Committee and partner with Kleinberg, Kaplan, Wolff & Cohen, PC in New York noted, “Bob impressed the Committee and the Board of Directors as an energetic, proven business executive with extensive experience directing strategic growth and enhancing shareholder value for a wide range of companies.”

In accepting the role of President and CEO of the Company, Zoller said, “The opportunity to rekindle the finest traditions and past successes of this company; to work with a very professional, dedicated Kitty Hawk team; and, to help chart a course for growth is very exciting.”

Succeeding Mr. Tilmon J. Reeves as President and CEO, Zoller stated, “Jim has provided extraordinary leadership, accepting a demanding role and successfully directing the Company through a very difficult period and a successful reorganization. And, in order to continue building on his previous accomplishments and the Company’s successes, Jim has graciously accepted an offer to provide strategic consulting services to the management team.”

Mr. Zoller holds a Master of International Business Administration degree from United States International University, San Diego, California and a Bachelor of Science Degree in Economics and Business Administration from the University of Maryland, College Park, Maryland. He also served on active and reserve duty as an Officer/Aviator with the U.S. Navy, including combat duty during the Vietnam War era.

Operating its own and leased aircraft, Kitty Hawk, Inc. provides scheduled overnight air cargo service to approximately 47 U.S. cities through its hub in Fort Wayne, Indiana with the support of its FAA Part 121 certificated cargo airline. For more information on the company, visit Kitty Hawk’s Web site at www.khcargo.com.

This release contains forward-looking statements relating to future business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors over which the company has no control. Such factors include, but are not limited to: world wide business and economic conditions; acquisitions, recruiting and new business solicitation efforts; product demand and the rate of growth in the air cargo industry; the impact of competitors and competitive aircraft and aircraft financing availability; the ability to attract and retain new and existing customers; jet fuel prices; normalized aircraft operating costs and reliability and regulatory actions.

Contact:	Kitty Hawk, Inc.
E. Pierce Marshall, Jr.
972-456-2328